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                                                                   Exhibit 21

                                SUBSIDIARIES

  1. PSINet Pipeline New York, Inc. (formerly known as The Pipeline Network Inc.), a corporation organized under the laws of the State of New York.

  2. InterCon Systems Corporation, a corporation organized under the laws of the State of Delaware.

  3. EUnet GB Limited, a corporation organized under the laws of the United Kingdom.

  4. PSINet U.K. Limited (formerly Performance Systems International Limited), a corporation organized under the laws of the United Kingdom.

  5.   PSINet Limited, a corporation organized under the laws of Canada.

  6. PSINet Japan Inc. (PSI Japan, Kabushiki Kaisha), a corporation organized under the laws of Japan.

  7. PSINet Pipeline USA, Inc. a corporation organized under the laws of the State of Delaware.

  8. PSI Pipeline Holdings, Inc., a corporation organized under the laws of the State of Delaware.

  9. PSINet Holdings, Inc., a corporation organized under the laws of the State of Delaware.

  10. InterPak, Inc., a corporation organized under the laws of the State of Delaware.

  11. PSINet Publishing Corporation, a corporation organized under the laws of the State of Delaware.

  12. PSINet Security Services Inc., a corporation organized under the laws of the State of Delaware.

  13. PSINet Pipeline U.K. Limited, a corporation organized under the laws of the United Kingdom.

  14. PSINet Ireland Limited, a corporation organized under the laws of the Republic of Ireland.

  15. PSINet Europe Limited, a corporation organized under the laws of the Republic of Ireland.

  16. PSINet Europe Inc., a corporation organized under the laws of the State of Delaware.

  17. PSINet Telecom Limited, a corporation organized under the laws of the State of Delaware.